Exhibit 99.1

For additional information contact:

Tracy L. Keegan

Executive Vice President and

Chief Financial Officer

(904) 998-5501

ATLANTIC COAST FINANCIAL CORPORATION RE-ELECTS DIRECTORS

W. ERIC PALMER, JAY S. SIDHU AND JOHN K. STEPHENS, JR.

JACKSONVILLE, Fla. (May 23, 2017) – Atlantic Coast Financial Corporation (the Company, NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the Bank), today reported on its 2017 annual meeting of stockholders. In formal business conducted at the meeting, stockholders re-elected three directors to three-year terms that expire with the 2020 annual meeting: W. Eric Palmer, Operations Administrator for the Provider Relations Departments of the Mayo Clinic in Jacksonville; Jay S. Sidhu, Vice Chairman of the Board for the Company and the Bank and Chairman and Chief Executive Officer of both Customers Bancorp, Inc. and Customers Bank, headquartered in Wyommissing, Pennsylvania; and John K. Stephens, Jr., President and Chief Executive Officer of the Company and Atlantic Coast Bank.

Directors whose terms continue to future years are: Dave Bhasin, Chief Executive Officer of D.B. Concepts, Inc., which operates franchised restaurants throughout eastern Pennsylvania, Bhanu Choudhrie, Executive Director of C&C Alpha Group Ltd, a London-based private equity group; John J. Dolan, Chairman of the Board for the Company and the Bank and a Managing Member of Dolan Finance, LLC, a private investment fund that deals in financing short-term commercial real estate transactions; and James D. Hogan, who served in various executive management roles at the Company between 2013 and 2015.

In other matters, stockholders also ratified the appointment of Dixon Hughes Goodman LLP as the Company's independent registered public accounting firm for 2017.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a Florida state-chartered commercial bank. It is a community-oriented financial institution serving the Northeast Florida, Central Florida and Southeast Georgia markets. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Relations.

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